UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 14, 2008
Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
3801 South Oliver, Wichita, Kansas 67210
(Address of principal executive offices)(zip code)
(316) 526-9000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On May 14, 2008, Spirit AeroSystems, Inc. (“Spirit”) and The North Carolina Global TransPark Authority (“GTPA”) entered into an Inducement Agreement, a Construction Agency Agreement and a Lease Agreement for the construction and lease of a manufacturing facility on an approximately 300 acre site in Lenoir County, North Carolina (the “Facility”). Spirit intends to use the Facility for a variety of aerospace manufacturing purposes, including the manufacturing and assembly of aerostructure parts for various customers. Initially, Spirit plans to manufacture a portion of the fuselage for the new Airbus S.A.S. (“Airbus”) A350 XWB jetliner at the Facility.
Pursuant to the terms of the Construction Agency Agreement, GTPA has appointed Spirit as its construction agent for the Facility. The construction will be funded initially from a $100 million grant, awarded to GTPA by The Golden L.E.A.F. (Long-term Economic Advancement Foundation), Inc., with an additional targeted capital investment of $100 million to be funded by Spirit through 2014. GTPA will retain title to the site and the Facility.
The Lease Agreement provides that GTPA will lease the site and the Facility to Spirit for an initial term of approximately 22 years (such term includes the construction period, which is expected to last approximately 2 years). In addition, Spirit has the option to renew the lease for up to four additional 20-year terms. During the term of the lease, Spirit will make nominal rental payments to GTPA.
Pursuant to the terms of the Inducement Agreement, Spirit will be subject to performance criteria including certain job creation and capital investment targets. Failure to meet these targets will result in an obligation to make additional payments to GTPA in future periods, but will not result in any payments after the initial 22-year term of the lease. Additionally, Spirit is subject to termination penalties if certain events occur either during or subsequent to the construction phase of the project. Any such penalties are not expected to be material to Spirit’s financial position or annual results of operations, and are ultimately dependent on the amount of jobs created and capital invested in the Facility.
Copies of the Inducement Agreement, the Construction Agency Agreement and the Lease Agreement will be filed as exhibits to the registrant’s Quarterly Report on Form 10-Q to be filed for the second quarter of 2008.

Item 7.01	Regulation FD Disclosure
On May 14, 2008, Spirit posted a slideshow presentation in the Investor Relations section of its website (http://www.spiritaero.com/investor.aspx) regarding its selection by Airbus to design and produce a composite fuselage section for the new Airbus A350 XWB jetliner and its agreements with GTPA for the construction and lease of the Facility described in Item 1.01. The slideshow presentation is furnished as Exhibit 99.1 to this Form 8-K.
The slideshow presentation contains forward-looking statements that reflect the plans and expectations of the registrant. Actual results may vary materially from those projected as a result of certain risks and uncertainties, including, but not limited to: future levels of business in the aerospace and commercial transport industries; changes in the number of aircraft to be built; challenges in the design, development, production and support of advanced technologies; the success and timely progression of Spirit’s customers’ new airplane programs, as well as other risks and uncertainties, including but not limited to those detailed in the registrant’s filings with the Securities and Exchange Commission. The registrant undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
The information in this Item 7.01, as well as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed to be incorporated by reference into any other Item of this report on Form 8-K or any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. The registrant disclaims any inference regarding the materiality of such information which otherwise may arise as a result of its furnishing such information under Item 7.01 of this report on Form 8-K.

Item 8.01	Other Events
On May 14, 2008, Spirit issued a press release announcing that it has entered into an agreement with Airbus to manufacture a portion of the fuselage for the new Airbus A350 XWB jetliner and announcing its agreements with GTPA for the construction and lease of the Facility described in Item 1.01. This press release is attached as Exhibit 99.2 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
99.1   Slideshow Presentation
99.2   Press Release dated May 14, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
Date: May 14, 2008	/s/ Ulrich Schmidt
Ulrich Schmidt
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Slideshow Presentation
99.2	Press Release dated May 14, 2008

4